UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.02	Results of Operations and Financial Condition
Item 3.02	Unregistered Sales of Equity Securities
On May 3, 2010, Grubb & Ellis Company (the “Company”) entered into a purchase agreement (the "Purchase Agreement”) with JMP Securities LLC (the “Initial Purchaser”) to sell $30 million aggregate principal amount of its 7.95% convertible senior notes due 2015 (the “Notes”). Pursuant to the Purchase Agreement, the Company has agreed to grant the Initial Purchaser a 45-day option to purchase up to an additional $4.5 million principal amount of the notes.
The Notes and the Company’s common stock issuable upon the conversion of the Notes have not been registered under the Securities Act of 1933, as amended the (the “Securities Act”). The Company offered and sold the notes in reliance on the exemption from the registration requirements that apply to offers and sales of securities that do not involve a public offering. As such, the Notes were offered and will be sold only to “qualified institutional buyers”, as that term is defined under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement. Shares of the Company’s common stock issuable upon conversion of the Notes will be reserved for issuance by the Company and will be listed on the New York Stock Exchange.
The closing of the offering of the Notes is scheduled to occur on or about May 7, 2010, and the Company intends to use the net proceeds for growth initiatives, short-term working capital and general corporate purposes.
The Notes will be general, unsecured senior obligations of the Company, and will bear interest at a rate of 7.95% per year, payable semi-annually in arrears. The notes will be convertible into shares of common stock at an initial conversion rate of 445.583 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $2.24 per share, representing a 17.5% premium over the last reported price per share of Grubb & Ellis’ common stock on May 3, 2010). The conversion rate is subject to adjustment in certain circumstances. In addition, following certain corporate transactions that occur prior to maturity, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate transaction in certain circumstances.
On or after May 6, 2013 and prior to the maturity date, the Company may redeem for cash all or part of the Notes at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.
The Notes will be subject to repurchase at the option of holders upon the occurrence of certain specified events, at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
Purchasers of the Notes will have the right to have the Notes and the underlying shares of common stock issuable upon conversion registered under the Securities Act. In addition, certain holders of Grubb & Ellis’s Cumulative Participating Perpetual Convertible Preferred Stock have preemptive rights, the exercise of which could result in the issuance of up to an additional $1.9 million aggregate principal amount of notes (assuming no exercise of the overallotment option).
All of the terms of the Notes will be set forth in an Indenture to be executed at the closing of the offering.

In connection with the offering of the Notes, investors were advised, among other things, that the Company expects to report (i) revenue in the range of $127 million to $129 million for the first quarter of fiscal year 2010 (excluding revenues from properties held for investment), representing an increase of 7.4% to 9.0% over $118.3 million of revenue which was reported in the first quarter of fiscal year 2009 and (ii) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for the first quarter of fiscal year 2010 to be in the range of negative $10.5 million to negative $11.5 million as compared to negative $16.5 million in the first quarter of fiscal year 2009. Investors were advised that the key factors driving this improved financial performance included (i) new and/or expanded Management Services assignments, representing more than 10% growth in revenue and adjusted EBITDA for Management Services in the first quarter of fiscal year 2010 relative to the first quarter of fiscal year 2009, (ii) an increase of approximately $8.5 million in Transaction Services business revenue resulting in an increase of more than 50% in adjusted EBITDA from Transaction Services for the first quarter of fiscal year 2010 as compared to the first quarter of fiscal year 2009, and (iii) a reduction in non-commission related compensation and other general and administrative expenses of $3.8 million.
In addition, investors were advised that during the first quarter of fiscal year 2010, the Company took actions expected to reduce its annual operating expenses by $25 million, including headcount reductions in back office and corporate functions and in non-revenue producing general and administrative expenses. The Company expects to realize $20 million of these savings in fiscal year 2010.
For the year ending December 31, 2010, the Company advised investors that it anticipates revenue in the range of $550 million to $575 million and adjusted EBITDA to be in the range of $10 million to $15 million. Revenue growth is expected from sales growth of 25% to 30%, leasing growth of 10% to 15% and increased production from the brokers that we have added over the past 18 months. The Company expects revenue from Management Services to continue its steady growth and Investment Management revenue to be flat as it ramps up the sales of the Grubb & Ellis Healthcare REIT II and the Grubb & Ellis Apartment REIT.
The Company further advised investors that cash and cash equivalents at March 31, 2010 was $22.8 million, compared to $39.1 million at December 31, 2009, and that the reduction can be attributed to the negative Adjusted EBITDA of $10.5 million to $11.5 million, fixed charges of $3.3 million and cash payments related to the restructuring efforts discussed above of $2.7 million.
The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement dated May 3, 2010, which is filed herewith as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 3, 2010, Richard W. Pehlke resigned as the Company’s Executive Vice President and Chief Financial Officer and Matthew A. Engel, the Company’s Senior Vice President and Chief Accounting Officer will serve as Interim Chief Financial Officer and the Company’s principal financial officer until a permanent successor is named. In order to facilitate a smooth transition, Mr. Pehlke will remain available to the Company on a consulting basis for a period up to December 31, 2010.

In connection with Mr. Pehlke’s departure, the Company and Mr. Pehlke entered into a Consulting and Separation Arrangement and General Release of All Claims (the “Consulting Agreement”).
The Consulting Agreement provides, among other things, that in return for Mr. Pehlke’s execution of and compliance with the Consulting Agreement, including, without limitation, the provision of consultancy services and a general release of the Company from all claims by Mr. Pehlke, the Company will provide Mr. Pehlke with certain separation benefits, subject to applicable tax- and payroll- related deductions, including: (i) $200,000 on July 1, 2010 representing the second installment of Mr. Pehlke’s 2009 special bonus payment; (ii) $400,000 to be made in equal semi-monthly installments ending as of December 31, 2010 which payments shall terminate in the event Mr. Pehlke discontinues his work as a consultant for any reason prior thereto; and (iii) $37,981 representing accrued but unused PTO balance to be paid at the time of termination.
Under the Consulting Agreement, Mr. Pehlke also agreed to certain non-solicitation/no raid covenants.
Mr. Engel, 42 years old, has served as Senior Vice President, Accounting and Finance, and Chief Accounting Officer of the Company since joining the Company in November 2008. From 2001 to 2008, Mr. Engel held various finance and accounting positions at H&R Block, Inc., most recently as Senior Vice President and Chief Financial Officer of the Mortgage Services Segment. At H&R Block, Mr. Engel also held the title of Vice President, Controller of the Mortgage Services Segment and Chief Accounting Officer for the parent company. Prior thereto, Mr. Engel spent eight years at DST Systems, Inc. in various finance and accounting positions. Mr. Engel began his career in 1990 in the audit department of PriceWaterhouseCoopers. Mr. Engel is a Certified Public Accountant.
There is no family relationship between Mr. Engel and any other executive officer or director of the Company and there are no transactions to which the Company or any of its subsidiaries is a party in which Mr. Engel has a material interest subject to disclosure on Item 404(a) of Regulation S-K.
The foregoing is a summary of the material terms and conditions of the Consulting Agreement and does not purport to be a complete discussion of the Consulting Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 8.01	Other Events
On May 4, 2010, the Company issued a press release entitled “Grubb & Ellis Company Announces Pricing of $30 Million of Unsecured Convertible Senior Notes”, a copy of which is filed herewith as Exhibit 99.1 hereto and is incorporated herein by reference. This press release shall not constitute an offer to sell or the solicitation or notice to buy, nor shall there be any sale of the notes in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of such state.

On May 4, 2010, the Company issued a press release entitled “Grubb & Ellis Announces the Departure of Chief Financial Officer”, a copy of which is filed herewith as Exhibit 99.2 hereto and incorporated herein by reference.
The Investor Presentation used by the Company in connection with the offering of the Notes to potential investors is being filed herewith as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:

10.1	Purchase Agreement between Grubb & Ellis Company and JMP Securities LLC, dated May 3, 2010.

10.2	Consulting and Separation Agreement and General Release of All Claims by and between Grubb & Ellis Company and Richard W. Pehlke, dated May 3, 2010.

10.3	Investor Presentation of Grubb & Ellis Company.

99.1	Press Release Entitled “Grubb & Ellis Company Announces Pricing of $30 Million of Unsecured Convertible senior Notes”, dated May 4, 2010.

99.2	Press Release Entitled “Grubb & Ellis Announces the Departure of Chief Financial Officer”, dated May 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Andrea R. Biller
Andrea R. Biller, Esq.
Executive Vice President and General Counsel

Dated: May 4, 2010